UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 14, 2023

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building D, Floor 3 35 Gatehouse Drive, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNDX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2023, Syndax Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Cowen and Company, LLC, as representatives of the several underwriters (collectively, the “Underwriters”), relating to the issuance and sale of 10,810,810 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a price to the public of $18.50 per share (the “Offering”). In addition, the Company has granted to the Underwriters an option to purchase up to an additional 1,621,621 shares of Common Stock. The gross proceeds to the Company from the Offering are expected to be approximately $200.0 million (or approximately $230.0 million if the Underwriters exercise their option to purchase additional shares in full), before deducting underwriting discounts and commissions and offering expenses.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-254661), which became effective upon filing with the Securities and Exchange Commission on March 24, 2021, a base prospectus dated March 24, 2021 and the related prospectus supplement dated December 14, 2023. The Offering is expected to close on or about December 19, 2023, subject to satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. All of the Company’s directors and executive officers and certain stockholders have agreed, subject to certain exceptions, not to sell or transfer any shares of Common Stock for 60 days, and the Company has agreed not to sell or transfer any shares of the Common Stock for 60 days, in each case, after December 14, 2023, without first obtaining the written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is each qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto, respectively, and incorporated by reference herein.

A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated December 14, 2023, by and between the Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Cowen and Company, LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Luke J. Albrecht
Luke J. Albrecht
General Counsel and Secretary

Dated: December 15, 2023